Exhibit 99.1
Revised First Draft—For Client Review and Comment (Aug. 29, 2007)
For: Calavo Growers, Inc. (Nasdaq-GM: CVGW)

Contact:	Lee Cole Calavo Growers, Inc. 805-525-1245 or Jerry Freisleben Foley/Freisleben LLC 213-955-0020
CALAVO GROWERS, INC. REPORTS HIGHEST QUARTERLY
REVENUES IN COMPANY HISTORY FOR
THE THREE MONTHS ENDED JULY 31, 2007

Financial Highlights Include:
•	Record Third-Quarter Revenues Reach $91.3 Million, a 16% Increase From Prior Year and Are Best for Any Three-Month Period in Company History

•	Company Records Continued Substantial Profits in Third Quarter

•	Nine-Month Results Show Robust Strength across the Board with New Highs in Sales, Gross Margin, Operating Income, Net Income and Earnings Per Share

•	Nine-Months’ Earnings Per Share Jump 39% from the Corresponding Period of Fiscal 2006

•	Sales of Processed Products Advance 16% in the Most Recent Quarter

•	Year-to-Date Revenues Climb to a Record $217.7 Million, an 11% increase from Fiscal 2006

SANTA PAULA, Calif. (Sept. 5, 2007)—Calavo Growers, Inc. (Nasdaq-GM: CVGW) announced today that revenues for the third quarter ended July 31, 2007 reached the highest level for any three-month period in company history. Third quarter revenues totaled $91.3 million, up $12.4 million, or 16%, from $78.9 million in the corresponding quarter of fiscal 2006, fueled by double-digit sales percentage gains in both fresh and processed avocado operations. Net income was $2.2 million, equal to $0.16 basic earnings per share in the three months ended July 31, 2007. The Company reported earnings of $2.9 million, or $0.20 basic and diluted earnings per share, in the like period of fiscal 2006. Earnings for the period, while substantial, trailed the year-earlier total due to the unusually high cost of Mexican avocados used in the processing operation. The high cost was primarily the result of shipping delays of Chilean avocados to the U.S. due to the freeze in Chile in July. The cost of Mexican avocados has since decreased significantly.
     The company, a global leader in the packing and marketing of fresh and processed avocados and other perishable food products, reported nine-month results that set new record highs across the board including sales, gross margin, operating income, net income and earnings per share. Net income for the nine months grew 38% on an 11% sales increase.
     Revenues for the first nine months of fiscal 2007 increased $20.8 million, or 11%, to $217.7 million from $196.9 million, from the corresponding period one year ago. Net income for the period climbed $1.7 million to $6.1 million from $4.4 million in the previous year, an advance of 38%. Year-to-date basic and diluted earnings per share advanced 39%, to $0.43, versus $0.31 per basic and diluted share in the initial nine months of fiscal 2006.
     Nine-month gross margin totaled $24.7 million, an increase of 13% from $21.9 million last year. Operating income for the period rose 41% to $10.5 million from $7.5 million.
     Lee E. Cole, chairman, president and CEO, commented: “With our all-time best sales quarter, Calavo continues to demonstrate that we have created a formidable engine for growth, propelled by multiple sales platforms to offset seasonality, adverse weather and other market conditions. I believe the third quarter would have produced record results had it not been for the effect on Processed Products’ earnings caused by the Chilean shipping delays noted earlier.”
     “Our fresh operations achieved sales growth of 16% in the quarter, driven by a highly favorable pricing environment for avocados. Drawing on international sources, we registered this increase despite a cyclically smaller California avocado crop, which was further impacted by the severe frosts of last January. Consumer demand for avocados, both fresh and processed, continues to expand briskly, reflecting growing awareness of their taste appeal, nutritional benefits and ability to enhance a vast array of recipes and menu items.”
     “As to the processed segment, quarterly sales growth of 16% primarily reflected enhanced interest by both retail and foodservice operators. Our second high-pressure machine is now operational and is assisting us in meeting customer demand.”
     “Our management team not only focuses on implementing our growth initiatives, but also is keenly aware of the vital importance of enhancing operating efficiencies and rigorously containing costs. This vigilance has certainly paid off for us this year, generating substantial bottom line benefits.”
     Selling, general and administrative expenses for the quarter were $4.8 million, a decrease of $338,000, or 6.6%, from $5.1 million one year ago. As a percentage of total revenue, SG&A was 5.3% in the most recent quarter, a decrease of 120 basis points from 6.5%. For the year-to-date period, SG&A has been reduced by $297,000 while supporting nearly $21 million in sales growth.
     Referencing the Company’s strong financial condition, Cole stated that Calavo’s balance sheet is highly flexible and possesses considerable capacity for leverage. At July 31, 2007, total assets equaled $144.7 million up from $107.5 million at October 31, 2006.
     As recently announced, the Company has entered into a significant new agreement to introduce Calavo-brand tomatoes to the market. The new initiative, which will further enhance Calavo’s diversified fresh products business, could add $20-$25 million to revenues in fiscal 2008, according to company estimates.
     “We are dedicated to profitable growth,” emphasized Cole, “as we strive to build a larger, stronger and more diversified company. The new product initiative referenced above capitalizes on our marketing expertise, favorable brand recognition, excellent distribution network and our substantial investments in building infrastructure.”
     Cole indicated that this program offers a model for Calavo’s expansion into additional fresh commodity-produce categories with the potential to contribute meaningfully to financial results.
     “Our management team is constantly reviewing growth opportunities that can fold in with our established marketing and distribution framework and meet rigorous financial criteria,” he said. “Similarly, we will continue to evaluate potential acquisitions, as well as expansion into new geographies through distribution agreements. We remain, however, conservative and disciplined in our approach.”

Looking Ahead: Fourth Quarter and Longer-Term
     Having posted record results through the first nine months of fiscal 2007, Calavo Growers, Inc. is “on target” for the most successful year in company history, according to Cole. “By all indications, the fiscal year ending October 31, 2007 could witness new financial records for our company. Perhaps of even greater significance, we believe that the company is on a positive course for even greater prosperity and success over the longer-term.”
     “We have put together a seasoned, aggressive and growth-oriented management team with the ability to implement our carefully-refined growth strategies. Calavo’s strong balance sheet, substantial liquidity and untapped borrowing capacity are exemplary and well able to support our ambitious agenda for growth. With our dominant position in the sourcing and marketing of fresh avocados, a rapidly expanding processed business and numerous available avenues for growth, we are well-positioned to pursue our primary objectives — drive profitable growth over the longer-term and thereby deliver increasing value to our shareholders.”
About Calavo Growers, Inc.
     Calavo Growers, Inc. is the worldwide leader in the procurement and marketing of fresh avocados and other perishable foods, as well as the manufacturing and distribution of processed avocado products. Founded in 1924, Calavo’s expertise in marketing and distributing avocados, processed avocados, and other perishable products enables it to serve food distributors, produce wholesalers, supermarkets and restaurants on a global basis.

Safe Harbor Statement
This news release contains statements relating to future events and results of Calavo (including certain projections and business trends) that are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Actual results and events may differ from those projected as a result of certain risks and uncertainties. These risks and uncertainties include but are not limited to: increased competition, conducting substantial amounts of business internationally, pricing pressures on agricultural products, adverse weather and growing conditions confronting avocado growers, new governmental regulations, as well as other risks and uncertainties detailed from time to time in the company’s Securities and Exchange Commission filings, including, without limitation, the company’s Annual Report on Form 10-K for the year ended October 31, 2006. These forward-looking statements are made only as of the date hereof, and the company undertakes no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.
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CALAVO GROWERS, INC.
CONSOLIDATED CONDENSED BALANCE SHEETS (UNAUDITED)
(All amounts in thousands, except per share amounts)

	July 31,	October 31,
	2007	2006
Assets
Current assets:
Cash and cash equivalents	$1,243	$50
Accounts receivable, net of allowances of $2,306 (2007) and $1,833 (2006)	33,300	24,202
Inventories, net	13,314	10,569
Prepaid expenses and other current assets	6,923	4,934
Advances to suppliers	1,775	1,406
Income tax receivable	582	2,268
Deferred income taxes	2,348	2,348

Total current assets	59,485	45,777
Property, plant, and equipment, net	20,997	19,908
Investment in Limoneira	53,586	33,879
Investment in Maui Fresh, LLC	338	229
Goodwill	3,591	3,591
Other long-term assets	6,659	4,110

	$144,656	$107,494

Liabilities and shareholders’ equity
Current liabilities:
Payable to growers	$12,718	$6,334
Trade accounts payable	3,083	4,046
Accrued expenses	12,420	13,689
Short-term borrowings	10,330	3,804
Dividend payable	—	4,573
Current portion of long-term obligations	1,308	1,308

Total current liabilities	39,859	33,754
Long-term liabilities:
Long-term obligations, less current portion	13,106	10,406
Deferred income taxes	11,857	4,391

Total long-term liabilities	24,963	14,797
Commitments and contingencies Total shareholders’ equity	79,834	58,943

	$144,656	$107,494

CALAVO GROWERS, INC.
CONSOLIDATED CONDENSED STATEMENTS OF INCOME (UNAUDITED)
(All amounts in thousands, except per share amounts)

	Three months ended		Nine months ended
	July 31,		July 31,
	2007	2006	2007	2006
Net sales	$91,307	$78,900	$217,689	$196,880
Cost of sales	82,680	68,827	192,998	174,936

Gross margin	8,627	10,073	24,691	21,944
Selling, general and administrative	4,803	5,141	14,151	14,448

Operating income	3,824	4,932	10,540	7,496
Interest expense	(315)	(284)	(996)	(805)
Other income, net	68	148	456	604

Income before provision for income taxes	3,577	4,796	10,000	7,295
Provision for income taxes	1,355	1,870	3,860	2,845

Net income	$2,222	$2,926	$6,140	$4,450

Net income per share:
Basic	$0.16	$0.20	$0.43	$0.31

Diluted	$0.15	$0.20	$0.43	$0.31

Number of shares used in per share computation:
Basic	14,300	14,292	14,296	14,308

Diluted	14,452	14,351	14,407	14,365